Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13G filed herewith (and any amendments thereto), relating to the Common Shares of Royalty Gold Corp., a Canadian corporation, is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(c) under the Securities Exchange Act of 1934, as amended, on behalf of each of the undersigned. In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on Schedule 13G.

This Agreement may be executed in counterparts and each of such counterparts taken together shall constitute one and the same instrument.

Date: November 15, 2021

EVANACHAN LIMITED

By	/s/ Robert R. McEwen
	Name:	Robert R. McEwen
	Title:	President

ROBERT R. MCEWEN

By	/s/ Robert R. McEwen
	Name:	Robert R. McEwen